Exhibit 99.1

News Release

Merck Announces Second-Quarter 2022 Financial Results

-	Merck Delivers Robust Sales Growth and Important Clinical Advancements in Second Quarter

-	Second-Quarter 2022 Worldwide Sales Were $14.6 Billion, an Increase of 28% From Second Quarter 2021; LAGEVRIO Sales Were $1.2 Billion, Growth Excluding LAGEVRIO Was 18%; Growth Excluding LAGEVRIO and the Impact From Foreign Exchange Was 20%; Sales Growth Favorably Impacted by COVID-19 Recovery

o	KEYTRUDA Sales Grew 26% to $5.3 Billion; Excluding the Impact From Foreign Exchange, Sales Grew 30%
o	GARDASIL/GARDASIL 9 Sales Grew 36% to $1.7 Billion; Excluding the Impact From Foreign Exchange, Sales Grew 40%

-	Second-Quarter 2022 GAAP EPS From Continuing Operations Was $1.55; Second-Quarter 2022 Non-GAAP EPS Was $1.87

-	Advanced and Expanded Pipeline:

o	The U.S. Food and Drug Administration (FDA) Approved Merck’s VAXNEUVANCE for the Prevention of Invasive Pneumococcal Disease in Infants and Children
o	The U.S. Centers for Disease Control and Prevention (CDC) Advisory Committee on Immunization Practices Unanimously Voted to Provisionally Recommend Use of Merck’s VAXNEUVANCE as an Option for Pneumococcal Vaccination in Infants and Children
o	Merck Announced Positive Results From a Phase 1/2 Study for V116, Merck’s Investigational Pneumococcal 21-Valent Conjugate Vaccine for Adults, and Enrolled the First Patient Into the Phase 3 STRIDE-3 Trial Evaluating V116 in Vaccine-Naïve Adults
o	The European Commission (EC) Approved Four Indications for KEYTRUDA

-	2022 Continuing Operations Financial Outlook:

o	Company Raises and Narrows Expected Full-Year 2022 Worldwide Sales Range To Be Between $57.5 Billion and $58.5 Billion, Reflecting Full-Year Growth of 18% to 20%, Including Negative Impact From Foreign Exchange of Approximately 3%
o	Company Expects Full-Year 2022 GAAP EPS To Be Between $5.89 and $5.99; Company Narrows Expected Full-Year 2022 Non-GAAP EPS Range To Be Between $7.25 and $7.35, Including Negative Impact From Foreign Exchange of Approximately 3%

RAHWAY, N.J., July 28, 2022 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced financial results for the second quarter of 2022.

“I continue to be immensely proud of how the Merck team is performing in all facets of our business — scientifically, commercially and operationally,” said Robert M. Davis, chief executive officer and president. “Our strategy is working and our future is bright. I am very confident that we are well-positioned to achieve our near- and long-term goals, anchored by our commitment to deliver innovative medicines and vaccines to patients and value to all of our stakeholders, including shareholders.”

Financial Summary

Financial information presented in this release reflects Merck’s results on a continuing operations basis, which excludes Organon & Co. that was spun-off on June 2, 2021.

	Second Quarter
$ in millions, except EPS amounts	2022	2021	Change	Change Ex- Exchange
Sales	$14,593	$11,402	28%	31%
GAAP net income[1]	3,944	1,213	N/M**	N/M
Non-GAAP net income that excludes certain items1,2*	4,743	1,559	N/M	N/M
GAAP EPS	1.55	0.48	N/M	N/M
Non-GAAP EPS that excludes certain items2*	1.87	0.61	N/M	N/M

*Refer to table on page 10

**Not meaningful

[1]	Net income from continuing operations attributable to Merck & Co., Inc.
[2]	Merck is providing certain 2022 and 2021 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s results because management uses non-GAAP results to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pre-tax income metric. This information should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP. For a description of the non-GAAP adjustments, see Table 2a attached to this release. Non-GAAP results for 2021 have been recast to conform to presentation changes implemented in 2022.

Generally accepted accounting principles (GAAP) earnings per share (EPS) assuming dilution was $1.55 for the second quarter of 2022. Non-GAAP EPS of $1.87 for the second quarter of 2022 excludes acquisition- and divestiture-related costs, restructuring costs, as well as income and losses from investments in equity securities. In 2022, the company changed the treatment of certain items for purposes of its non-GAAP reporting. Results for 2021 have been recast to conform to the new presentation, which reduced previously reported second-quarter 2021 non-GAAP EPS of $1.31, resulting in revised non-GAAP EPS of $0.61. For more information, refer to the Form 8-K filed by the company on April 21, 2022.

Year-to-date results can be found in the attached tables.

Vaccines Program Highlights

•	The FDA approved an expanded indication for VAXNEUVANCE (Pneumococcal 15-valent Conjugate Vaccine) to include infants and children. VAXNEUVANCE is now indicated to help prevent invasive pneumococcal disease caused by the serotypes in the vaccine in individuals six weeks and older.

•	The CDC Advisory Committee on Immunization Practices unanimously voted to provisionally recommend use of VAXNEUVANCE as an option to the currently available 13-valent pneumococcal conjugate vaccine (PCV13) for children under 19 years according to currently recommended PCV13 dosing and schedules. These provisional recommendations will be reviewed by the director of the CDC and the Department of Health and Human Services, and final recommendations will become official when published in the CDC’s Morbidity and Mortality Weekly Report.

•	Merck presented positive results from the Phase 1/2 study for V116, Merck’s investigational Pneumococcal 21-Valent Conjugate Vaccine designed to target serotypes that account for 85% of all invasive pneumococcal diseases in U.S. adults 65 years and older as of 2019[3], and enrolled the first patient into the Phase 3 STRIDE-3 trial evaluating V116 in vaccine-naïve adults. V116 contains eight serotypes not included in any currently licensed pneumococcal vaccine.

[3]	Centers for Disease Control and Prevention, IPD serotype data 2019, as compiled from data provided through Active Bacterial Core surveillance (ABCs).

Oncology Program Highlights

•	Merck announced the following regulatory milestones for KEYTRUDA (pembrolizumab):

o	The FDA accepted an application seeking approval for KEYTRUDA as adjuvant therapy for stage IB (>4 centimeters), II or IIIA non-small cell lung cancer (NSCLC) following complete surgical resection based on data from the Phase 3 KEYNOTE-091 trial. The FDA has set a Prescription Drug User Fee Act date of January 29, 2023, however further data may be provided during the review process that may delay this date.
o	The EC approved four indications for KEYTRUDA:

▪	Approved as monotherapy for the adjuvant treatment of adult and adolescent patients (>12 years of age) with stage IIB or IIC melanoma and who have undergone complete resection, based on results from the KEYNOTE-716 trial. The EC also approved expanding the indication for KEYTRUDA in advanced and stage III melanoma to include adolescent patients 12 years and older.

▪	Approved in combination with chemotherapy as neoadjuvant treatment, and then continued as adjuvant monotherapy after surgery, for adults with locally advanced or early-stage triple-negative breast cancer (TNBC) at high risk of recurrence, based on results from the KEYNOTE-522 trial.

▪	Approved as monotherapy for the treatment of certain adult patients with microsatellite instability-high (MSI-H) or mismatch repair deficient (dMMR) tumors for five types of cancer: unresectable or metastatic colorectal, gastric, small intestine or biliary cancer, as well as advanced or recurrent MSI-H/dMMR endometrial cancer, based on results from the KEYNOTE-164 and KEYNOTE-158 trials.

▪	Approved in combination with chemotherapy, with or without bevacizumab, for patients with persistent, recurrent or metastatic cervical cancer whose tumors express PD-L1 (Combined Positive Score ≥ 1), based on results from the KEYNOTE 826 trial.

•	The European Medicines Agency Committee for Medicinal Products for Human Use adopted a positive opinion for Lynparza (olaparib), an oral poly (ADP-ribose) polymerase (PARP) inhibitor being co-developed and co-commercialized with AstraZeneca, as adjuvant treatment for patients with germline BRCA-mutated, human epidermal growth factor 2-negative high-risk early breast cancer who have been treated with neoadjuvant or adjuvant chemotherapy, based on results from the Phase 3 OlympiA trial.

•	At the 2022 American Society of Clinical Oncology Annual Meeting, Merck presented new data in more than 25 types of cancer and held an investor event to highlight key data and provide updates from its late-stage development programs and diverse early-stage pipeline.

Global Pharmaceuticals Program Highlight

•	Merck, in collaboration with Ridgeback Biotherapeutics, announced data from a pre-specified exploratory analysis for LAGEVRIO (molnupiravir) from the Phase 3 MOVe-OUT study indicating that a lower proportion of participants treated with LAGEVRIO had an acute care visit or COVID-19-related acute care visit versus placebo. Additionally, in a post-hoc subgroup analysis, fewer LAGEVRIO-treated patients who were hospitalized post-randomization in MOVe-OUT required respiratory interventions (including invasive mechanical ventilation) compared to those who received placebo.

Second-Quarter Revenue Performance

The following table reflects sales of the company’s top pharmaceutical products, as well as sales of Animal Health products.

	Second Quarter
$ in millions	2022	2021	Change	Change Ex- Exchange
Total Sales	$14,593	$11,402	28%	31%
Pharmaceutical	12,756	9,980	28%	33%
KEYTRUDA	5,252	4,176	26%	30%
GARDASIL / GARDASIL 9	1,674	1,234	36%	40%
JANUVIA / JANUMET	1,233	1,261	-2%	3%
LAGEVRIO	1,177	0	-	-
PROQUAD, M-M-R II and VARIVAX	578	516	12%	14%
BRIDION	426	387	10%	15%
Lynparza*	275	248	11%	17%
Lenvima*	231	181	28%	33%
SIMPONI	181	202	-10%	1%
ROTATEQ	173	208	-17%	-14%
Animal Health	1,467	1,472	0%	5%
Livestock	826	821	1%	6%
Companion Animals	641	651	-2%	3%
Other Revenues**	370	(50)	N/M ***	N/M

*Alliance revenue for this product represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

**Other revenues are comprised primarily of third-party manufacturing sales and miscellaneous corporate revenues, including revenue-hedging activities. The revenue-hedging activities resulted in negative revenue in the second quarter of 2021.

***Not meaningful

Pharmaceutical Revenue

Second-quarter pharmaceutical sales increased 28% to $12.8 billion. Pharmaceutical sales growth in the second quarter was 16% excluding LAGEVRIO sales, and was primarily driven by oncology, vaccines and hospital acute care products. The COVID-19 pandemic unfavorably affected sales in the second quarter of 2021 by approximately $400 million, which favorably impacted the growth rate in the second quarter of 2022.

LAGEVRIO sales totaled $1.2 billion for the second quarter, primarily consisting of sales in Japan and the U.K. The initial commitment of LAGEVRIO to the U.S. was fulfilled in the first quarter of 2022.

Growth in oncology was largely driven by higher sales of KEYTRUDA, which rose 26% to $5.3 billion in the quarter. Global sales growth of KEYTRUDA reflects continued strong momentum from metastatic indications including certain types of NSCLC, renal cell carcinoma, head and neck squamous cell carcinoma, TNBC and MSI-H cancers, and increased uptake across recent earlier-stage launches including certain types of neoadjuvant/adjuvant TNBC in the U.S.

Also contributing to higher sales in oncology was a 28% increase in Lenvima (lenvatinib) alliance revenue driven primarily by higher demand in the U.S., and an 11% increase in Lynparza alliance revenue reflecting continued demand globally, particularly in the U.S. driven by strong uptake in earlier-stage breast cancer.

Growth in vaccines was primarily driven by higher combined sales of GARDASIL (Human Papillomavirus Quadrivalent [Types 6, 11, 16 and 18] Vaccine, Recombinant) and GARDASIL 9 (Human Papillomavirus 9-valent Vaccine, Recombinant) vaccines to prevent certain cancers and other diseases caused by human papillomavirus (HPV). Second-quarter GARDASIL/GARDASIL 9 sales grew 36% to $1.7 billion primarily driven by strong demand outside of the U.S., particularly in China, which also benefited from increased supply.

Growth in hospital acute care reflects higher demand globally for BRIDION (sugammadex) injection 100 mg/mL, a medicine for the reversal of neuromuscular blockade induced by rocuronium bromide or vecuronium bromide in adults and pediatric patients aged 2 years and older undergoing surgery. Sales increased 10% to $426 million, primarily due to an increase in its share among neuromuscular blockade reversal agents and an increase in surgical procedures during the second quarter. Growth in hospital acute care also reflects higher sales of ZERBAXA (ceftolozane and tazobactam), a combination cephalosporin antibacterial and beta-lactamase inhibitor for the treatment of adults with certain bacterial infections. Sales of $46 million resulted from the phased resupply initiated in the fourth quarter of 2021 that is being expanded to additional markets during 2022.

Pharmaceutical sales growth was partially offset by lower combined sales of ISENTRESS/ISENTRESS HD (raltegravir), an HIV integrase inhibitor used in combination with other antiretroviral agents for the treatment of HIV-1 infection, which declined 24% to $147 million reflecting lower global demand. Pharmaceutical sales growth was also partially offset by lower combined sales of JANUVIA (sitagliptin) and JANUMET (sitagliptin and metformin HCI), which declined 2% to $1.2 billion, primarily reflecting the unfavorable effect of foreign exchange and lower pricing in certain international markets, partially offset by the impact of a prior year unfavorable adjustment to rebate reserves in the U.S. The company lost market exclusivity for JANUVIA and JANUMET in China in July and will lose market exclusivity in the European Union in September.

Animal Health Revenue

Animal Health sales totaled $1.5 billion for the second quarter of 2022, flat compared to the second quarter of 2021. Excluding the unfavorable effect from foreign exchange, Animal Health sales grew 5%. Sales were driven primarily by livestock products reflecting higher demand globally for ruminant and poultry products. Sales in companion animal products were primarily driven by the BRAVECTO (fluralaner) parasiticide line of products.

Second-Quarter Expense, EPS and Related Information

The tables below present selected expense information.

$ in millions	GAAP	Acquisition- and Divestiture- Related Costs[4]	Restructuring Costs	(Income) Loss from Investments in Equity Securities	Certain Other Items	Non- GAAP[2]
Second Quarter 2022
Cost of sales	$4,216	$451	$67	$-	$-	$3,698
Selling, general and administrative	2,512	65	27	-	-	2,420
Research and development	2,798	12	22	-	-	2,764
Restructuring costs	142	-	142	-	-	-
Other (income) expense, net	438	2	-	234	-	202
Second Quarter 2021
Cost of sales	$3,104	$345	$38	$-	$37	$2,684
Selling, general and administrative	2,281	25	2	-	-	2,254
Research and development	4,321	16	6	-	-	4,299
Restructuring costs	82	-	82	-	-	-
Other (income) expense, net	(103)	117	-	(258)	-	38

GAAP Expense, EPS and Related Information

Gross margin was 71.1% for the second quarter of 2022 compared to 72.8% for the second quarter of 2021. The decrease primarily reflects impacts from LAGEVRIO, which has a lower gross margin due to profit sharing with Ridgeback, as well as higher inventory write-offs, higher manufacturing costs and higher acquisition- and divestiture-related costs. The gross margin decline was partially offset by the favorable effects of product mix.

Selling, general and administrative (SG&A) expenses were $2.5 billion in the second quarter of 2022, an increase of 10% compared to the second quarter of 2021. The increase primarily reflects higher promotion and administrative costs, including compensation and benefit costs, as well as higher acquisition- and divestiture-related costs, partially offset by the favorable impact of foreign exchange.

[4]	Includes expenses for the amortization of intangible assets and purchase accounting adjustments to inventories recognized as a result of acquisitions, intangible asset impairment charges and expense or income related to changes in the estimated fair value measurement of liabilities for contingent consideration. Also includes integration, transaction and certain other costs related to acquisitions and divestitures.

Research and development (R&D) expenses were $2.8 billion in the second quarter of 2022 compared to $4.3 billion in the second quarter of 2021. The decrease was primarily driven by a $1.7 billion charge in the prior year for the acquisition of Pandion Therapeutics, Inc. (Pandion). The decline was partially offset by higher clinical development spending, higher compensation and benefits, and higher investments in technology in support of the digital enablement of Merck’s research operations.

Other (income) expense, net, was $438 million of expense in the second quarter of 2022 compared to $103 million of income in the second quarter of 2021, primarily due to net unrealized losses from investments in equity securities in the second quarter of 2022, compared to net unrealized income from investments in equity securities in the second quarter of 2021. Other (income) expense, net, in the second quarter of 2022 also reflects higher pension settlement costs of approximately $100 million compared to the second quarter of 2021.

The effective income tax rate was 12.0% for the second quarter of 2022 compared to 29.3% in the second quarter of 2021. The effective income tax rate in the second quarter of 2021 reflects no tax benefit recognized on the charge for the acquisition of Pandion.

GAAP EPS was $1.55 for the second quarter of 2022 compared to $0.48 for the second quarter of 2021.

Non-GAAP Expense, EPS and Related Information

Non-GAAP gross margin was 74.7% for the second quarter of 2022 compared to 76.5% for the second quarter of 2021. The decrease in non-GAAP gross margin primarily reflects impacts from LAGEVRIO, which has a lower gross margin due to profit sharing with Ridgeback, as well as higher inventory write-offs and manufacturing costs. The gross margin decline was partially offset by the favorable effects of product mix.

Non-GAAP SG&A expenses were $2.4 billion in the second quarter of 2022, an increase of 7% compared to the second quarter of 2021. The increase primarily reflects higher promotion and administrative costs, including compensation and benefit costs, partially offset by the favorable impact of foreign exchange.

Non-GAAP R&D expenses were $2.8 billion in the second quarter of 2022 compared to $4.3 billion in the second quarter of 2021. The decrease primarily reflects a $1.7 billion charge in the prior year for the acquisition of Pandion. The decline was partially offset by higher clinical development spending, higher compensation and benefits, and higher investments in technology in support of the digital enablement of Merck’s research operations.

Non-GAAP other (income) expense, net, was $202 million of expense in the second quarter of 2022 compared to $38 million of expense in the second quarter of 2021 reflecting higher pension settlement costs of approximately $100 million.

The non-GAAP effective income tax rate was 13.8% for the second quarter of 2022 compared to 26.7% in the second quarter of 2021. The non-GAAP effective income tax rate in the second quarter of 2021 reflects no tax benefit recognized on the charge for the acquisition of Pandion.

Non-GAAP EPS was $1.87 for the second quarter of 2022 compared to $0.61 for the second quarter of 2021.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the table that follows.

	Second Quarter
$ in millions, except EPS amounts	2022	2021
EPS
GAAP EPS	$1.55	$0.48
Difference	0.32	0.13
Non-GAAP EPS that excludes items listed below[2]	$1.87	$0.61

Net Income
GAAP net income[1]	$3,944	$1,213
Difference	799	346
Non-GAAP net income that excludes items listed below[1,2]	$4,743	$1,559

Decrease (Increase) in Net Income Due to Excluded Items:
Acquisition- and divestiture-related costs[4]	$530	$503
Restructuring costs	258	128
Loss (income) from investments in equity securities	234	(258)
Charge for the discontinuation of COVID-19 development programs	-	37
Net decrease (increase) in income before taxes	1,022	410
Estimated income tax (benefit) expense	(223)	(64)
Decrease (increase) in net income	$799	$346

Financial Outlook

Beginning in 2022, Merck no longer excludes expenses for upfront and milestone payments related to collaborations and licensing agreements, or charges related to pre-approval assets obtained in transactions accounted for as asset acquisitions from its non-GAAP results. Historically, the company excluded these charges to the extent they were considered by the company to be significant to the results of a particular period. These changes were made to align with views expressed by the U.S. Securities and Exchange Commission. Prior periods have been recast to reflect this change. For 2021, non-GAAP results have been recast to include $1.7 billion of incremental R&D expense, resulting in revised full-year 2021 EPS of $5.37.

Business development continues to be a priority for Merck, as demonstrated by the company’s recent collaboration with Orion announced in July for the development and commercialization of ODM-208, an investigational steroid synthesis inhibitor for the treatment of metastatic castration-resistant prostate cancer. The GAAP and non-GAAP financial outlooks include the upfront payment of $290 million, which will have an estimated $0.09 negative impact on full-year EPS.

As an on-going practice, the financial outlook will not include significant potential business development transactions.

Merck continues to experience strong global underlying demand across its key pillars of growth, particularly in oncology and vaccines. As a result, Merck is raising and narrowing its full-year guidance for sales.

At mid-July 2022 exchange rates, Merck expects sales growth of 18% to 20% in 2022, with full-year sales estimated to be between $57.5 billion and $58.5 billion, including a negative impact from foreign exchange of approximately 3%, a greater than 1% incremental negative impact from prior sales guidance.

Merck’s estimated full-year non-GAAP effective income tax rate is unchanged and expected to be between 13.5% and 14.5%.

Merck expects its estimated full-year 2022 GAAP EPS to be between $5.89 and $5.99.

Merck is narrowing its expected full-year 2022 non-GAAP EPS range to be between $7.25 and $7.35, including a negative impact from foreign exchange of approximately 3% at mid-July exchange rates. Operational strength of approximately $0.25 that would have resulted in an increase from the previous guidance range is being offset by the following negative impacts:

o	The upfront payment of $290 million to Orion
o	A greater than 1% incremental negative impact from foreign exchange
o	Higher U.S. pension settlement expense

The non-GAAP range excludes acquisition- and divestiture-related costs and costs related to restructuring programs as well as income and losses from investments in equity securities.

The company continues to expect sales of $5.0 billion to $5.5 billion from LAGEVRIO for full-year 2022. Merck shares profits equally with its partner, Ridgeback, which is reflected in cost of sales.

The following table summarizes the company’s full-year 2022 financial guidance.

	GAAP	Non-GAAP[2]
Sales	$57.5 to $58.5 billion	$57.5 to $58.5 billion*
Operating expenses	$21.0 to $22.0 billion	$20.5 to $21.5 billion
Effective tax rate	12% to 13%	13.5% to 14.5%
EPS**	$5.89 to $5.99	$7.25 to $7.35

*The company does not have any non-GAAP adjustments to sales.

**EPS guidance for 2022 assumes a share count (assuming dilution) of approximately 2.54 billion shares.

A reconciliation of anticipated 2022 GAAP EPS to non-GAAP EPS and the items excluded from non-GAAP EPS are provided in the table below.

$ in millions, except EPS amounts	Full-Year 2022
GAAP EPS	$5.89 to $5.99
Difference	$1.36
Non-GAAP EPS that excludes items listed below[2]	$7.25 to $7.35

Acquisition- and divestiture-related costs	$2,750
Restructuring costs	550
(Income) loss from investments in equity securities	1,050
Net decrease (increase) in income before taxes	4,350
Estimated income tax (benefit) expense	(900)
Decrease (increase) in net income	$3,450

Earnings Conference Call

Investors, journalists and the general public may access a live audio webcast of the call today at 8:00 a.m. EDT on Merck’s website.

Participants may join the call by dialing 877-692-8955 (USA Toll-Free) or 234-720-6979. If you are calling from other countries, visit this weblink. All dial-in participants can use the access code 1857604. Journalists who wish to ask questions are requested to contact a member of Merck’s Media Relations team.

About Merck

At Merck, known as MSD outside of the United States and Canada, we are unified around our purpose: We use the power of leading-edge science to save and improve lives around the world. For more than 130 years, we have brought hope to humanity through the development of important medicines and vaccines. We aspire to be the premier research-intensive biopharmaceutical company in the world – and today, we are at the forefront of research to deliver innovative health solutions that advance the prevention and treatment of diseases in people and animals. We foster a diverse and inclusive global workforce and operate responsibly every day to enable a safe, sustainable and healthy future for all people and communities. For more information, visit www.merck.com and connect with us on Twitter, Facebook, Instagram, YouTube and LinkedIn.

Forward-Looking Statement of Merck & Co., Inc., Rahway, N.J., USA

This news release of Merck & Co., Inc., Rahway, N.J., USA (the “company”) includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. There can be no guarantees with respect to pipeline candidates that the candidates will receive the necessary regulatory approvals or that they will prove to be commercially successful. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include but are not limited to: general industry conditions and competition; general economic factors, including interest rate and currency exchange rate fluctuations; the impact of the global outbreak of novel coronavirus disease (COVID-19); the impact of pharmaceutical industry regulation and health care legislation in the United States and internationally; global trends toward health care cost containment; technological advances, new products and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approval; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of international economies and sovereign risk; dependence on the effectiveness of the company’s patents and other protections for innovative products; and the exposure to litigation, including patent litigation, and/or regulatory actions.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

Media Contacts:	Johanna Herrmann	Investor Contacts:	Peter Dannenbaum
	(617) 216-6029		(908) 740-1037
	Melissa Moody (215) 407-3536		Steven Graziano (908) 740-6582

CONSOLIDATED STATEMENT OF INCOME - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

On June 2, 2021, Merck completed the spin-off of products from its women’s health, biosimilars and established brands businesses into a new, independent, publicly traded company named Organon & Co. (Organon). The historical results of the businesses that were contributed to Organon in the spin-off are excluded from sales and expenses and reflected as discontinued operations in the company’s Consolidated Statement of Income provided below.

	GAAP			GAAP
	2Q22	2Q21	% Change	June YTD 2022	June YTD 2021	% Change
Sales	$14,593	$11,402	28%	$30,494	$22,029	38%

Costs, Expenses and Other
Cost of sales	4,216	3,104	36%	9,596	6,303	52%
Selling, general and administrative	2,512	2,281	10%	4,834	4,468	8%
Research and development	2,798	4,321	-35%	5,374	6,732	-20%
Restructuring costs	142	82	73%	194	380	-49%
Other (income) expense, net	438	(103)	*	1,148	(558)	*
Income from Continuing Operations Before Taxes	4,487	1,717	*	9,348	4,704	99%
Income Tax Provision	538	503		1,092	741
Net Income from Continuing Operations	3,949	1,214	*	8,256	3,963	*
Less: Net Income Attributable to Noncontrolling Interests	5	1		2	5
Net Income from Continuing Operations Attributable to Merck & Co., Inc.	3,944	1,213	*	8,254	3,958	*
Income from Discontinued Operations, Net of Taxes and Amounts Attributable to Noncontrolling Interests	-	332	*	-	766	*
Net Income Attributable to Merck & Co., Inc.	$3,944	$1,545	*	$8,254	$4,724	75%

Basic Earnings per Common Share Attributable to Merck & Co., Inc. Common Shareholders:
Income from Continuing Operations	$1.56	$0.48	*	$3.26	$1.56	*
Income from Discontinued Operations	-	0.13	*	-	0.30	*
Net Income	$1.56	$0.61	*	$3.26	$1.87	74%

Earnings per Common Share Assuming Dilution Attributable to Merck & Co., Inc. Common Shareholders:
Income from Continuing Operations	$1.55	$0.48	*	$3.25	$1.56	*
Income from Discontinued Operations	-	0.13	*	-	0.30	*
Net Income	$1.55	$0.61	*	$3.25	$1.86	75%

Average Shares Outstanding	2,531	2,533		2,529	2,532
Average Shares Outstanding Assuming Dilution	2,540	2,540		2,538	2,540
Tax Rate from Continuing Operations	12.0%	29.3%		11.7%	15.8%

* 100% or greater

MERCK & CO., INC.

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2022 GAAP TO NON-GAAP RECONCILIATION - CONTINUING OPERATIONS

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2a

	GAAP	Acquisition and Divestiture- Related Costs (1)		Restructuring Costs (2)		(Income) Loss from Investments in Equity Securities		Adjustment Subtotal	Non-GAAP
Second Quarter
Cost of sales	$4,216	451		67				518	$3,698
Selling, general and administrative	2,512	65		27				92	2,420
Research and development	2,798	12		22				34	2,764
Restructuring costs	142			142				142	-
Other (income) expense, net	438	2				234		236	202
Income from Continuing Operations Before Taxes	4,487	(530)		(258)		(234)		(1,022)	5,509
Income Tax Provision (Benefit)	538	(131	)(3)	(40	)(3)	(52	)(3)	(223)	761
Net Income from Continuing Operations	3,949	(399)		(218)		(182)		(799)	4,748
Net Income from Continuing Operations Attributable to Merck & Co., Inc.	3,944	(399)		(218)		(182)		(799)	4,743
Earnings per Common Share Assuming Dilution from Continuing Operations	$1.55	(0.16)		(0.09)		(0.07)		(0.32)	$1.87

Tax Rate	12.0%								13.8%

June YTD
Cost of sales	$9,596	1,131		113				1,244	$8,352
Selling, general and administrative	4,834	115		48				163	4,671
Research and development	5,374	34		29				63	5,311
Restructuring costs	194	-		194				194	-
Other (income) expense, net	1,148	(112)				918		806	342
Income from Continuing Operations Before Taxes	9,348	(1,168)		(384)		(918)		(2,470)	11,818
Income Tax Provision (Benefit)	1,092	(286	)(3)	(62	)(3)	(204	)(3)	(552)	1,644
Net Income from Continuing Operations	8,256	(882)		(322)		(714)		(1,918)	10,174
Net Income from Continuing Operations Attributable to Merck & Co., Inc.	8,254	(882)		(322)		(714)		(1,918)	10,172
Earnings per Common Share Assuming Dilution from Continuing Operations	$3.25	(0.35)		(0.13)		(0.28)		(0.76)	$4.01

Tax Rate	11.7%								13.9%

Only the line items that are affected by non-GAAP adjustments are shown.

Merck is providing certain non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing non-GAAP information enhances investors’ understanding of the company’s results because management uses non-GAAP measures to assess performance. Management uses non-GAAP measures internally for planning and forecasting purposes and to measure the performance of the company along with other metrics. In addition, senior management’s annual compensation is derived in part using a non-GAAP pretax income metric. The non-GAAP information presented should be considered in addition to, but not as a substitute for or superior to, information prepared in accordance with GAAP.

(1) Amounts included in cost of sales primarily reflect expenses for the amortization of intangible assets.  Amounts included in selling, general and administrative expenses reflect integration, transaction and certain other costs related to acquisitions and divestitures.  Amounts included in research and development expenses primarily reflect expenses for the amortization of intangible assets.  Amount included in other (income) expense, net, for the six month period primarily reflects royalty income and a decrease in the estimated fair value measurement of liabilities for contingent consideration related to the prior termination of the Sanofi-Pasteur MSD joint venture.

(2) Amounts primarily include employee separation costs and accelerated depreciation associated with facilities to be closed or divested related to activities under the company's formal restructuring programs.

(3) Represents the estimated tax impacts on the reconciling items based on applying the statutory rate of the originating territory of the non-GAAP adjustments.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES - CONTINUING OPERATIONS

(AMOUNTS IN MILLIONS)

(UNAUDITED)

Table 3

	2022			2021						2Q		June YTD
	1Q	2Q	June YTD	1Q	2Q	June YTD	3Q	4Q	Full Year	Nom %	Ex-Exch %	Nom %	Ex-Exch %
TOTAL SALES (1)	$15,901	$14,593	$30,494	$10,627	$11,402	$22,029	$13,154	$13,521	$48,704	28	31	38	41
PHARMACEUTICAL	14,107	12,756	26,863	9,238	9,980	19,218	11,496	12,039	42,754	28	33	40	45
Oncology
Keytruda	4,809	5,252	10,061	3,899	4,176	8,076	4,534	4,577	17,186	26	30	25	29
Alliance Revenue – Lynparza (2)	266	275	541	228	248	475	246	268	989	11	17	14	18
Alliance Revenue – Lenvima (2)	227	231	459	130	181	310	188	206	704	28	33	48	51
Alliance Revenue – Reblozyl (3)	52	33	86					17	17	*	*	*	*
Vaccines (4)
Gardasil / Gardasil 9	1,460	1,674	3,133	917	1,234	2,151	1,993	1,528	5,673	36	40	46	48
ProQuad / M-M-R II / Varivax	470	578	1,047	449	516	965	661	509	2,135	12	14	9	10
RotaTeq	216	173	389	158	208	366	227	213	807	-17	-14	6	8
Pneumovax 23	173	153	325	171	152	323	277	292	893	1	4	1	3
Vaqta	36	35	71	34	56	90	48	41	179	-38	-38	-21	-21
Hospital Acute Care
Bridion	395	426	821	340	387	727	369	436	1,532	10	15	13	17
Prevymis	94	103	197	82	93	174	96	100	370	11	18	13	19
Primaxin	58	64	122	65	60	125	70	65	259	6	8	-2	-2
Dificid	52	66	119	27	34	61	54	60	175	95	95	95	95
Noxafil	57	60	118	67	66	133	64	62	259	-8	-3	-11	-7
Invanz	52	46	99	57	48	104	53	45	202	-3	1	-5	-2
Cancidas	53	42	95	57	54	111	56	45	212	-23	-20	-15	-13
Zerbaxa	30	46	76	(8)	(1)	(9)	(2)	10	(1)	*	*	*	*
Cardiovascular
Alliance Revenue - Adempas/Verquvo (5)	72	98	170	74	74	149	100	94	342	33	33	14	15
Adempas (6)	61	63	124	55	74	129	59	63	252	-14	-5	-4	6
Virology
Lagevrio	3,247	1,177	4,424					952	952	*	*	*	*
Isentress / Isentress HD	158	147	305	209	192	401	189	178	769	-24	-19	-24	-20
Neuroscience
Belsomra	69	69	137	79	78	157	81	80	318	-12	-2	-13	-5
Immunology
Simponi	186	181	366	214	202	416	203	206	825	-10	1	-12	-3
Remicade	61	53	114	85	75	160	73	67	299	-29	-19	-29	-20
Diabetes (7)
Januvia	779	756	1,535	809	784	1,593	852	878	3,324	-4	1	-4	-
Janumet	454	476	931	486	477	962	487	514	1,964	0	6	-3	2
Other Pharmaceutical (8)	520	479	998	554	512	1,069	518	533	2,118	-6	-3	-7	-3

ANIMAL HEALTH	1,482	1,467	2,949	1,418	1,472	2,890	1,417	1,261	5,568	-	5	2	7
Livestock	832	826	1,658	819	821	1,640	864	791	3,295	1	6	1	7
Companion Animals	650	641	1,291	599	651	1,250	553	470	2,273	-2	3	3	7

Other Revenues (9)	312	370	682	(29)	(50)	(79)	241	221	382	*	*	*	*

* 200% or greater

Sum of quarterly amounts may not equal year-to-date amounts due to rounding.

(1) Only select products are shown.

(2) Alliance Revenue represents Merck’s share of profits, which are product sales net of cost of sales and commercialization costs.

(3) Alliance Revenue represents royalties and a milestone payment.

(4) Total Vaccines sales were $2,481 million and $2,709 million in the first and second quarter of 2022, respectively, and $1,809 million, $2,293 million, $3,315 million and $2,715 million in the first, second, third and fourth quarter of 2021, respectively.

(5) Alliance Revenue represents Merck's share of profits from sales in Bayer's marketing territories, which are product sales net of cost of sales and commercialization costs.

(6) Net product sales in Merck's marketing territories.

(7) Total Diabetes sales were $1,305 million and $1,300 million in the first and second quarter of 2022, respectively, and $1,363 million, $1,330 million, $1,417 million and $1,475 million in the first, second, third and fourth quarter of 2021, respectively.

(8) Includes Pharmaceutical products not individually shown above.

(9) Other Revenues are comprised primarily of third-party manufacturing sales and miscellaneous corporate revenues, including revenue hedging activities.  Other Revenues related to the receipt of upfront and milestone payments for out-licensed products were $114 million and $32 million in the first and second quarter of 2022, respectively, and $56 million, $135 million and $27 million in the first, third and fourth quarter of 2021, respectively.